Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of SPDR® Gold MiniShares® Trust (“GLDM”), a series of World Gold Trust (the “Trust”), of our reports dated November 25, 2024, with respect to the statements of financial condition of GLDM, including the schedules of investment, as of September 30, 2024 and 2023, and the related statements of operations, cash flows and changes in net assets for each of the years in the three-year period ended September 30, 2024, and the related notes, and the combined statements of financial condition of the Trust, including the combined schedules of investment, as of September 30, 2024 and 2023, and the related combined statements of operations, cash flows and changes in net assets for each of the years in the three-year period ended September 30, 2024, and the related notes, and the effectiveness of internal control over financial reporting of GLDM and the Trust as of September 30, 2024, which reports appear in the September 30, 2024 annual report on Form 10-K of the Trust.

/s/ KPMG LLP
New York, New York
November 25, 2024